Exhibit 99.1

AITX Announces Cost Reduction Plan Targeting Improved Cash Flow from Operations

Company Expects Approximately $2.4 Million in Annualized Run-Rate Reductions to Cash Selling, General and Administrative Expenditures

Detroit, Michigan, August 3, 2026 — Artificial Intelligence Technology Solutions, Inc. (the “Company”) (OTCID:AITX), a developer and operator of AI-driven security and productivity solutions for enterprise clients, today announced that on August 1, 2026 its Chief Executive Officer, acting pursuant to authority delegated by its Board of Directors, committed the Company to a company-wide cost reduction plan (the “Plan”). Once fully implemented, the Company expects the Plan to reduce its monthly cash expenditures for selling, general and administrative expenses by approximately $200,000 a month, or approximately $2.4 million on an annualized run-rate basis, measured against the Company’s selling, general and administrative cash expenditures for fiscal quarter ending May 31, 2026. The Company expects the $200,000/month cash spend reduction to be fully effective by December 2026. The Company stated these actions move the Company closer to its objective of positive monthly cash flow from operations by December 31, 2026. Total operating expenses in the Company’s first quarter ending May 31, 2026, were $3,893,188, down 12% from $4,412,170 in the first quarter of the prior year. These numbers are determined in accordance with generally accepted accounting principles and were either fully audited or auditor reviewed. See “Note Regarding Non-GAAP Financial Measures” below.

Investors should note that on January 15, 2026 the Company stated that management was working toward achieving positive operational cash flow around the May 2026 timeframe. That objective was not achieved, and the objective stated in this release supersedes it.

Management’s plan assumes continued modest growth in recurring revenue from the Company’s established stationary solutions and does not assume accelerating revenue from ROAMEO™ or SARA™. Continued growth from those platforms, if achieved, would provide additional benefit as deployments and recurring revenue expand.

Actions under the Plan begin immediately and are expected to be substantially complete by December 31, 2026. The Plan includes a reduction in force affecting approximately 7 positions, or approximately 5% of the Company’s global workforce. Approximately 40% expected cash spend reduction is attributable to the reduction in force. The balance is expected to come from reductions in expenditures for outside consultants, contractors, professional services and other third-party costs and from company personnel salary deferment. The Company does not currently expect the Plan to affect customer deployments or service levels.

The Company continues to focus on deployment of the existing stationary line of solutions, continue concentration on the development, commercialization and deployment on ROAMEO and SARA and bring to market the innovations noted in the press release dated July 27, 2026 (AITX Outlines Product Development Roadmap Targeting Six Hardware Releases and Nine Software Initiatives). Management believes these platforms represent the Company’s largest market growth opportunities, benefit from a shared technology foundation and can become meaningful contributors to future growth. As disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended February 28, 2026, SARA has not yet generated material revenue and commercial deployment of ROAMEO began in May 2026.

“Positive cash flow from operations is our most important near-term financial objective, and we are taking action toward it,” said Steve Reinharz, CEO, CTO and founder of AITX. “We did not reach that objective on the timeline we described in January. This release is specific about what the cost reductions are, what they cost us, and what still has to happen on the revenue side to get the rest of the way. Shareholders should measure us by the execution: SG&A coming down, cash flow from operations improving and the business increasingly funding its own growth.”

The Company has also expanded its internal use of artificial intelligence across software development, supply chain management, production, marketing and other functions. Management believes these tools have improved productivity. Anecdotally the Company reports that productivity in software development, project management, marketing and other functional areas has significantly increased over the past 12 months using AI programming tools. The Company has not otherwise quantified the effect of these tools on its results of operations.

If the Plan is fully implemented and cash flow from operations improves as intended, the Company expects that its need for external financing to fund operating cash requirements would decline. The Company continues to depend on external financing and expects to continue to use those sources while the Plan is implemented. Those sources include a variable-priced equity financing facility with approximately $10 million of remaining availability and loans payable, approximately 96% of which are owed to entities controlled by a single individual. Sales under the equity financing facility dilute existing shareholders, and the number of shares issued increases as the market price of the common stock declines.

Note Regarding Non-GAAP Financial Measures. This release refers to cash expenditures for selling, general and administrative expenses and to monthly cash flow from operations. These are not financial measures determined in accordance with generally accepted accounting principles. Cash selling, general and administrative expenditures differ from selling, general and administrative expense determined in accordance with generally accepted accounting principles in that they exclude non-cash items, including stock-based compensation and amortization, and reflect amounts paid rather than amounts accrued. Monthly cash flow from operations refers to net cash provided by or used in operating activities for a one-month period; the Company reports net cash provided by or used in operating activities on a quarterly and annual basis in its filings with the Securities and Exchange Commission. The Company is unable to provide a quantitative reconciliation of the forward-looking measures in this release to the most directly comparable measures determined in accordance with generally accepted accounting principles without unreasonable efforts, because it cannot reliably estimate for future periods, stock-based compensation, changes in working capital and other reconciling items, which are inherently uncertain and could be significant.

About Artificial Intelligence Technology Solutions, Inc. (AITX)

Artificial Intelligence Technology Solutions, Inc. is a developer and operator of AI-driven security and productivity solutions for enterprise clients. Through its family of companies, including Robotic Assistance Devices, Inc. (RAD-I), Robotic Assistance Devices Mobile (RAD-M), Robotic Assistance Devices Group (RAD-G), and Robotic Assistance Devices Lanka (Private) Limited (RAD Lanka), AITX develops and delivers a broad range of AI-driven technologies and services designed to transform security, automation, and operational workflows across multiple industries.

Through its primary subsidiary, RAD-I, AITX offers its AI-driven Solutions-as-a-Service model to the U.S. security and guarding services industryi. According to IBISWorld, that industry generated approximately $50 billion in total U.S. revenue; total industry revenue is not the Company’s addressable market and should not be understood as an indication of the revenue available to the Company. RAD solutions are designed with the objective of delivering cost savings of between 35% and 80% compared with traditional manned security and monitoring, based on the Company’s internal analysis, actual savings vary by deployment and no particular level of savings is assured. The Company utilizes a suite of stationary and mobile autonomous systems that are intended to complement, and in certain deployments replace, human personnel in environments better suited for machines. The Company develops its core RAD analytics and software platforms in-house; the Company also uses certain third-party and open-source components, hardware, models and services.

AITX is led by Steve Reinharz, CEO/CTO and founder of the Company and all RAD subsidiaries, who brings decades of experience in the security services industry. The broader AITX leadership and its subsidiaries draw on deep expertise across security, law enforcement, and robotics innovation, supporting the Company’s ability to deliver practical and scalable solutions.

The Company’s solutions are deployed in multiple industries, including enterprises, government, transportation, critical infrastructure, education, and healthcare.

To learn more, visit www.aitx.ai, www.radsecurity.com, www.radm.ai, www.stevereinharz.com, www.radgroup.ai, www.saramonitoring.ai, and www.radlightmyway.com, or follow Steve Reinharz on X @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of applicable federal securities laws.

Forward-looking statements include, but are not limited to, statements regarding the Company’s cost structure realignment; the amount and timing of anticipated reductions in selling, general and administrative expenses; the expectation that monthly cash expenditures for selling, general and administrative expenses will be reduced by approximately $200,000, or approximately $2.4 million on an annualized run-rate basis; the estimated charges and cash expenditures associated with the Plan; the expected implementation of those reductions by December 31, 2026; the Company’s objective of achieving positive monthly cash flow from operations by the end of calendar 2026; the expectation that positive monthly cash flow from operations, once achieved, can be sustained; the ability of the Company’s existing recurring revenue base to support its operating cost structure; expectations regarding customer attrition, recurring monthly revenue growth and cost controls; the anticipated impact of staff reductions, consolidated responsibilities, lower outside costs and other operating efficiencies; the expectation that the realignment will not adversely affect customer deployments or service levels; anticipated productivity improvements resulting from the Company’s internal use of artificial intelligence; the Company’s concentration of development, commercialization and deployment resources on ROAMEO and SARA; the expected market opportunities, adoption, deployments and financial contribution associated with ROAMEO and SARA; and the expectation that the Company’s need for external financing to support operating cash requirements will decline as cash flow from operations improves.

i https://www.ibisworld.com/united-states/market-research-reports/security-services-industry/

Forward-looking statements are based on management’s current expectations, estimates, assumptions and projections and are subject to significant risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, the possibility that anticipated expense reductions are delayed, reduced or not achieved; that implementation costs, severance expenses, vendor obligations or other costs offset some or all of the anticipated savings; that revenue, recurring monthly revenue, collections or cash receipts are lower than expected; that customer attrition is higher than anticipated; that working capital requirements, inventory purchases, production costs, debt service, financing costs or other cash requirements increase; that the Company does not achieve positive monthly cash flow from operations within the anticipated period or is unable to sustain positive monthly cash flow once achieved; that staff reductions or the consolidation of responsibilities adversely affect operations, development, customer deployments or service levels; that anticipated productivity improvements from artificial intelligence tools do not occur; that ROAMEO or SARA deployments are delayed, fail to achieve customer acceptance or generate less revenue than expected; that the Company loses, or experiences reduced purchases from, a significant customer; that the Company remains dependent on external financing, including its variable-priced equity financing facility, the use of which results in dilution to existing shareholders; and the other risks described in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended February 28, 2026 and in the Company’s subsequent filings with the Securities and Exchange Commission, including the disclosure regarding substantial doubt about the Company’s ability to continue as a going concern.

Readers are cautioned not to place undue reliance on forward-looking statements. Except as required by law, the Company undertakes no obligation to publicly update or revise any forward-looking statement to reflect subsequent events, circumstances or changes in expectations. This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities of the Company.

For purposes of the Company’s disclosures, “Artificial Intelligence” refers to machine-based systems designed to operate with varying levels of autonomy that, for a given set of human defined objectives, can make predictions, recommendations, or decisions influencing real or virtual environments. In the context of the Company’s business, Artificial Intelligence is deployed primarily within the security services and property management industries to support functions such as detection, analysis, prioritization, communication, and response related to safety, security, and operational events.

The Company delivers these capabilities principally through its SARA™ (Speaking Autonomous Responsive Agent) platform, which the Company considers its primary agentic artificial intelligence system. SARA is designed to receive and process video, audio, and other sensor data, apply automated analysis and inference, and support actions in accordance with predefined operational objectives and human oversight.

Further note that the Company’s Board of Directors oversees the Company’s deployment of Artificial Intelligence.

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Doug Clemons
248-270-8273
doug.c@radsecurity.com